EXHIBIT 99

 Asset Purchase & Sale Agreement dated November 20, 1996, and accompanying exhibits, by and among Neil F. Lampson, Inc.
 as buyer and DSC, EARF and SFN as Sellers.



               ASSET PURCHASE AND SALE AGREEMENT


     This Asset Purchase and Sale Agreement (this "Agreement") is entered into effective the 20th day of November, 1996, by and among NEIL F. LAMPSON, INC., a Washington corporation ("Buyer"), and DSC VENTURE, a Texas joint venture ("DSC Venture"), EQUIPMENT ASSET RECOVERY FUND, a Texas general partnership ("EARF"), and SFN CORPORATION, a Texas corporation ("SFN"). DSC Venture, EARF and SFN are sometimes hereinafter referred to individually as a "Seller" and collectively as the "Sellers".

                        R E C I T A L S

     1. Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, the Manitowoc construction cranes and related spare parts owned by Sellers, on the terms and conditions set forth herein.

      2. Sellers and Buyer have entered into a letter of intent dated November 12, 1996 relating to the purchase and sale of Sellers' construction cranes and related spare parts, which letter of intent requires that the parties enter into a definitive agreement with respect to such transaction at the earliest reasonably practicable date. This Agreement is the definitive agreement required by such letter of intent.

      3. In addition to the terms and conditions of such purchase and sale of Sellers' construction cranes and related spare parts, Sellers and Buyer desire to set forth in this Agreement certain representations, warranties and covenants made by them as an inducement to the consummation of the transactions contemplated by this Agreement, all as more fully set forth below.

                       A G R E E M E N T

      IN CONSIDERATION of the respective covenants and agreements contained herein, the parties hereto agree as follows:

1.        DUE DILIGENCE REVIEW OF ASSETS.

      Buyer and Sellers agree that Buyer may commence its due diligence investigation of the Assets (as hereinafter defined) and the Asset Records (as hereinafter defined) upon the execution and delivery of this Agreement. Sellers shall afford Buyer access to the Asset Records, cranes and related spare parts to the extent that such access to cranes can be granted without interfering with the current use of each of the cranes. Buyer shall complete its due diligence investigation of the Assets available for inspection and Asset Records before 5:00 p.m. central time on Wednesday, November 27, 1996 (the "Due Diligence Deadline"), unless certain Assets are unavailable for inspection prior to the Due Diligence Deadline (the " Uninspected Assets") in which event, upon the written notice by Buyer to DSEC requesting an extension of the Due Diligence Deadline, the Due Diligence Deadline shall be extended for a period of five days from Buyer's receipt of written notice from DSEC that the Uninspected Assets are then available for Buyer to complete its due diligence inspection. Buyer shall have the right to accept or reject the Assets in its sole discretion and shall notify Dayton-Scott Equipment Company ("DSEC"), as agent for all Sellers in writing of its acceptance or rejection of the condition of the Assets before the Due Diligence Deadline. Failure to notify DSEC of acceptance or rejection of the condition of the Assets by the Due Diligence Deadline, as it may be properly extended, shall constitute acceptance of the condition of the Assets. Upon rejection of the condition of all or any portion of the Assets, this Agreement shall be terminated without any liability of any party to the others (other than for breaches of covenants herein prior to such termination), and the Earnest Money (as hereinafter defined) shall be returned to Buyer in accordance with the terms of the Escrow Agreement (as hereinafter defined).

2.        SALE AND PURCHASE OF ASSETS; LIABILITIES.

     2.1       Sale and Purchase of Assets.

 (a) Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) (i) DSC Venture shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from DSC Venture, all right, title and interest in and to the 38 construction cranes and related equipment ("Units") of DSC Venture listed on the attached Exhibit "A" (the "DSC Units"), (ii) EARF shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from EARF, all right, title and interest in and to the 9 Units of EARF listed on the attached Exhibit "A" (the "EARF Units"), and (iii) SFN shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from SFN, all right, title and interest in and to the 5 Units of SFN listed on the attached Exhibit "A" (the "SFN Units").

 (b) Subject to the terms and conditions of this Agreement, at the Closing the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, all right, title and interest in and to and the spare parts related to the Units located on Sellers' Pearland, Texas equipment yard (the "Spares"), which Spares have been commonly maintained and are not segregated by Seller or by Unit, as listed on the attached Exhibit "B".

 (c) At the Closing, each Seller shall execute and deliver to Buyer a Bill of Sale in the form of the attached Exhibit "C" (a "Crane Bill of Sale") for the Units to be conveyed hereunder by such Seller. Also at the Closing, the Sellers shall jointly execute and deliver to Buyer a Bill of Sale in the form of the attached Exhibit "C" (the "Spares Bill of Sale") for all of the Spares to be conveyed hereunder by Sellers.

     2.2       Assumption of Certain Contracts and Liabilities.

 (a) Subject to the terms and conditions of this Agreement, at the Closing (i) DSC Venture shall assign and transfer to Buyer all of DSC Venture's right, title and interest in and to all rental agreements and lessee purchase orders for the Units and insurance certificates (only to the extent such insurance certificates are assignable) from lessees (collectively, "Assigned Contracts") of DSC Venture relating to the DSC Units, including, without limitation, the agreements and other instruments of DSC Venture listed on the attached Exhibit "D" (the "DSC Contracts"), (ii) EARF shall assign and transfer to
Buyer all of EARF's right, title and interest in and to all Assigned Contracts of EARF relating to the EARF Units, including, without limitation, the agreements and other instruments of EARF listed on the attached Exhibit "D" (the "EARF Contracts"), and
(iii) SFN shall assign and transfer to Buyer all of SFN's right, title and interest in and to all Assigned Contracts of SFN relating to the SFN Units, including, without limitation, the agreements and other instruments of SFN listed on the attached Exhibit "D" (the "SFN Contracts"). As a general matter, the rental agreements and lessee purchase orders are entered into with customers by DSEC on behalf of each of the Sellers and Sellers, to the extent necessary or appropriate, shall cause DSEC to assign such agreements and purchase orders to Buyer at Closing. The DSC Units, the EARF Units, the SFN Units, the Spares, the DSC Contracts, the EARF Contracts, and the SFN Contracts are sometimes hereinafter collectively referred to as the "Assets."

 (b) At the Closing, Buyer and each Seller shall execute and deliver an Assignment and Assumption Agreement in the form of the attached Exhibit "E" (an "Assignment"), pursuant to which Buyer shall assume and agree to pay, perform and discharge when due the liabilities and obligations of such Seller under its Assigned Contracts, and shall own and receive the benefits of such Assigned Contracts, arising from and after the Closing Date (as hereinafter defined). Buyer hereby assumes and agrees to pay, perform and discharge when due all liabilities and obligations of each Seller regarding or relating to the Assets arising from and after the Closing Date. Sellers hereby assume and agree to pay, perform and discharge when due all liabilities and obligations of each Seller regarding or relating to the Assets arising prior to the Closing Date.

 2.3 Accounts Receivable. All accounts receivable relating to the Assets accruing before 12:01 a.m. on January 1, 1997 (the "Effective Date") shall remain the property of Sellers. Sellers shall retain responsibility for all invoicing regarding such accounts receivable. If Buyer receives at any time any such amounts attributable to any period prior to the Effective Date, Buyer shall promptly remit such amounts to DSEC as agent for Sellers. All accounts receivable relating to the Assets accruing after the Effective Date shall be the property of, and invoiced by, Buyer. If Seller receives at any time any such amounts attributable to any period after the Effective Date, Seller shall promptly remit such amounts to Buyer. In the event either Seller or Buyer elect to bring suit to enforce payment of a delinquent account receivable on an account or accounts in which each has an interest, such suit shall be brought jointly or by the one holding the largest account receivable with assignment from the other. All litigation expense and any recovery by settlement or judgment shall be paid/distributed among Buyer and Sellers pro rata to their respective interests in the unpaid account receivable.

 2.4 Excluded Assets. The Assets to be transferred and assigned to Buyer shall not include, Sellers shall not transfer or assign to Buyer, and Buyer shall not acquire from Sellers, any assets, properties or rights other than the Assets (the "Excluded Assets"), which Excluded Assets shall include, without limitation, the following assets, properties and rights:

          (a)       All cash on hand in bank accounts, securities,
certificates  of  deposit,  savings  accounts  and   other   cash
equivalents, and all bank, checking, money market and other similar accounts;

          (b) Any accounts, notes receivable, promissory notes or other similar documents evidencing amounts owed to any of Sellers;

          (c) Any income, franchise or other tax refunds to which any Seller is or may become entitled;

          (d) Any insurance policies owned or maintained by any Seller, any cash surrender values, unearned premiums and rights to collect the same or obtain refunds thereof, and any rights of recovery thereunder;

          (e) Any real or personal property leases pursuant to which any Seller is a lessee, any real property of any Seller, any personal property of any Seller except as specifically listed on Exhibit "A" or Exhibit "B", including, without limitation, vehicles, office equipment and office fixtures;

          (f) All accounts receivable of any Seller accruing prior to the Effective Date relating to the Assets and all accounts receivable of any Seller not relating to the Assets;

          (g) All records of Sellers, including, without limitation, accounting records, corporate records, tax records and any other records which a Seller is required by law to keep, except for the "Asset Records" (as hereinafter defined); and

           (h) The goodwill of Sellers and the ownership of or right to use the names "Dayton-Scott Equipment Company" or "Dayton-Scott," the names of any of Sellers or any variation of any of the foregoing and Buyer shall not represent to any person from and after the date hereof that Buyer has acquired the assets or business of "Dayton-Scott" or "Dayton-Scott Equipment Company."

     2.5 Liabilities Not Assumed. Except for the liabilities assumed by Buyer pursuant to this Agreement, including, without limitation, liabilities arising under the DSC Contracts, the EARF Contracts and the SFN Contracts, Buyer shall not assume any liabilities or obligations of Sellers.

     2.6 Consideration for Sale of the Assets. Subject to the terms and conditions of this Agreement, Buyer shall pay and deliver to DSEC as agent for Sellers a purchase price (the "Purchase Price") in the amount of Fifteen Million Nine Hundred Thousand Dollars ($15,900,000) in cash at Closing by cashier's
check  or  wire transfer of immediately available  funds.   Buyer
shall pay the Purchase Price to DSEC as agent for Sellers.

     2.7       The Closing.

 (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Gardere Wynne Sewell & Riggs, L.L.P., 333 Clay Avenue, Suite 800, Houston, Texas 77002 at 10:00 a.m., Houston time, on January 6, 1997 (the "Closing Date"), unless another time, date and place for the Closing is agreed to in writing by the parties hereto. Title to, ownership of, control over, and risk of loss of the Assets shall pass to Buyer at the Closing. Failure to consummate the transactions provided for in this Agreement on the date and time and at the place selected pursuant to this Section shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

 (b) At or before the Closing, each party shall cause to be prepared, and at the Closing the parties shall execute and deliver, each document, agreement and instrument required or contemplated by this Agreement to be so executed and delivered in connection with the transactions contemplated by this Agreement, including, without limitation, the Bills of Sale and the Assignments.

     2.8 Conduct of Operations Pending Closing. From the date hereof until the Closing Date, except as otherwise permitted or contemplated by this Agreement, each Seller will:

 (a) conduct the operations of its respective Assets only in the usual, regular and ordinary manner and use its reasonable best efforts to maintain and preserve the present relationships of such Seller with the other parties to its Assigned Agreements;

 (b) not create, assume or permit to exist any Lien upon any of its respective Assets other than Permitted Liens and Liens currently in existence and to be released prior to Closing;

 (c) not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except in the ordinary course of business consistent with past business practices, and in no event sell or otherwise transfer ownership of any Unit;

 (d) not enter into any other contract or commitment or engage in any other transaction relating to the Assets not in the usual and ordinary course of its business consistent with past business practices; and

 (e) maintain or cause to be maintained in full force and effect insurance coverage relating to the Assets substantially equivalent to the coverage maintained by Sellers or by DSEC on behalf of any Seller on the date hereof.

     2.9 Transfer Taxes; Recording and Filing Fees. The parties have taken the position that the sale of the Assets by Sellers to Buyer as contemplated by this Agreement is exempt from applicable state sales taxes. Notwithstanding the foregoing, Buyer shall be responsible for and shall pay any and all sales, use, transfer and similar taxes that may become due or payable by reason of the sale and transfer to Buyer of the Assets and the other transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). Buyer also shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Assets from Sellers to Buyer. Buyer shall defend, indemnify and hold harmless Sellers from, against and in respect of any and all claims, demands, lawsuits, proceedings, fines, penalties, obligations, costs, expenses, liabilities and damages, including, without limitation, interest, penalties and attorneys' fees, which arise or result from or relate to any Transfer Taxes.

     2.10      Risk of Loss and Removal of Assets.

          (a) Prior to the Closing Date, Sellers shall retain all risk of loss and damage to their respective Assets. In the event of a total loss or constructive total loss of any Unit prior to the Closing date, the Purchase Price payable hereunder shall be reduced in the following amounts based on the type of Unit lost, and such Unit and its related Assigned Contracts shall not be transferred to Buyer as part of the Assets:

                     Type of Unit            Amount
                     4100W S2 or 4100W     $ 550,000
                     4000W                 $ 325,000
                     3900                  $ 175,000
                     Ringer                $ 150,000
                     Tower Attachment      $  75,000

In the event of a loss which is not a total or constructive total loss of a Unit, Buyer shall purchase such damaged Asset along with the other Assets for the full Purchase Price, and Sellers shall take such actions as may be reasonably necessary to insure that Buyer will receive any and all insurance proceeds payable in connection with such loss, free and clear of any claim by any Seller to the extent, and only to the extent, that such insurance proceeds are necessary to return such damaged Asset to its condition at the Due Diligence Deadline subject to reasonable wear and tear thereafter to the date of the loss to such damaged Asset.

 (b) From and after the Closing Date, Buyer assumes all risk of loss and damage to the Assets, and any injury or death to any person in connection with Buyer's removal of the Assets from the location of the Assets. After the Closing Date, a Seller shall only be responsible for loss of or damage to the Assets if caused by such Seller's gross negligence or willful misconduct while such Assets are in its possession. Buyer, at Buyer's cost, shall load and remove all of the Spares from Sellers' Pearland, Texas equipment yard within thirty (30) days following the Closing. In removing the Assets, Buyer shall exercise the utmost care and precautions not to damage or injure any property or personnel, including, without limitation, property or personnel of Sellers or their agents or representatives, and shall clean up the debris at such locations following such removal. If Buyer fails to remove all Assets from Sellers' Pearland, Texas equipment yard within sixty (60) days of Closing, Buyer shall promptly pay to DSEC the full amount of the monthly rental due on the Pearland, Texas equipment yard from Closing until all such Assets are removed. If Buyer complies with its obligation to remove the Spares from Sellers' Pearland, Texas equipment yard within sixty
(60) days of Closing, Buyer shall not be obligated to pay DSEC any monthly rental due on the Pearland, Texas equipment yard.

     2.11 Notification of Customers by Sellers. Promptly after the Closing, DSEC as agent for Sellers shall undertake to notify lessees of the Units that the Units have been sold to Buyer. Such notification shall state that (i) the applicable leases have been assigned to Buyer, (ii) payments for periods beginning on and after the Effective Date under such leases should be made to Buyer, (iii) payments for periods prior to the Effective Date under such Leases should be made to Sellers, and (iv) all insurance certificates provided by such customers should be amended to designate Buyer as an additional assured and loss payee from and after the Closing Date, pursuant to the terms of such lease agreement. Prior to Closing, the parties shall agree on the exact form of such notices.

     2.12 Records. The Assets conveyed by Sellers to Buyer hereunder shall include all machine files and current rental files directly relating to the Assets and manufacturer's maintenance and operator's manuals for the Units (the "Asset Records") which are in Sellers' possession. Buyer shall maintain the Asset Records, and Sellers and their representatives and agents shall have the right to access and copy the Asset Records, for a period of five years from the Closing Date.

     2.13 Units Under Repair. Buyer acknowledges that Units No. 40546 and 391240 are currently being refurbished by Sellers. During the period prior to the Closing, Sellers shall continue such refurbishment. On the Closing Date, Buyer shall purchase such Units with the other Assets on an "AS IS, WHERE IS" basis.

3.        EARNEST MONEY.

      Concurrently with the execution of this Agreement, Buyer shall deliver the sum of $1,500,000 as earnest money (the "Earnest Money") to Gardere Wynne Sewell & Riggs, L.L.P. (the "Escrow Agent") pursuant to the terms of the Escrow Agreement (the "Escrow Agreement") attached hereto as Exhibit "F". Such Earnest Money and all interest earned thereon shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be applied to the payment of the Purchase Price at the Closing, released to Sellers, released to Buyers, or tendered to the registry of any court of competent jurisdiction, all upon the terms and conditions set forth in the Escrow Agreement.

4.        REPRESENTATIONS AND WARRANTIES OF SELLERS.

     4.1       DSC Venture's Representations and Warranties.  DSC
Venture represents and warrants to Buyer as of the date hereof the following:

    (a) DSC Venture is a joint venture validly existing under the laws of the State of Texas. The execution and delivery by DSC Venture of this Agreement and the documents contemplated by this Agreement and the performance of its obligations under such agreements are within the venture powers of DSC Venture, have been duly authorized by all necessary venture action and will not contravene any provision of its Joint Venture Agreement;

    (b) The execution, delivery and performance of this Agreement by DSC Venture will not result in a breach of or constitute a default (which breach or default has not been properly waived or consented to by the appropriate party prior to Closing) under any agreement, contract, license, debenture or other instrument to which DSC Venture is a party or by which it or any of its property is bound, except to the extent that the effect thereof is not material to the DSC Units or the transactions contemplated by this Agreement;

    (c) The execution, delivery, and performance of this Agreement will not violate (i) to DSC Venture's knowledge, any statute or regulation, or (ii) any order, ruling or decree of any court or governmental authority or agency by which it or any of its property is bound;

    (d) This Agreement constitutes a legal, valid and binding obligation of DSC Venture, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and equitable principles relating to or limiting creditors' rights generally;

    (e) DSC Venture has not incurred any broker or finder's fees relating to the sale of the Assets to Buyer for which Buyer will be responsible;

    (f) There are no actions, suits or proceedings pending or, to the knowledge of DSC Venture, threatened against DSC Venture which, if adversely determined against DSC Venture, would have a material adverse effect on DSC Venture's ability to perform its obligations under this Agreement;

    (g) DSC Venture has no knowledge of any material default and has not received any notice of material default under any DSC
Contract;

    (h) DSC Venture is not obligated to obtain any consent in order to permit DSC Venture to complete the transactions contemplated by this Agreement;

    (i)      There are no claims, proceedings, actions, lawsuits, or
governmental  investigations  in  existence  or  threatened,   or
contemplated so far as DSC Venture is aware, with respect to the DSC Units, the DSC Contracts, or its interest therein or in the Spares; and

    (j) DSC Venture has, and the Crane Bill of Sale for the DSC Units when executed and delivered to Buyer will convey to Buyer, good and marketable title to the DSC Units, free and clear of all liens, pledges, claims, charges, security interests, encumbrances and liabilities of any kind, other than (i) liens, pledges, claims, charges, security interests or encumbrances of any nature whatsoever ("Liens") securing the payment of taxes, assessments or other governmental charges or levies which are not yet delinquent, including, without limitation, inchoate ad valorem taxes not yet due and payable and (ii) materialmen's, mechanics', carriers', workmen's, repairmen's or similar Liens incurred in the ordinary course of business securing sums not yet due (collectively, "Permitted Liens"); provided, however DSC Venture shall promptly pay and discharge all Permitted Liens arising prior to the Effective Date.

     4.2 EARF's Representations and Warranties. EARF represents and warrants to Buyer as of the date hereof the following:

    (a) EARF is a general partnership validly existing under the laws of the State of Texas. The execution and delivery by EARF of this Agreement and the documents contemplated by this Agreement and the performance of its obligations under such agreements are within the partnership powers of EARF, have been duly authorized by all necessary partnership action and will not contravene any provision of its Partnership Agreement;

    (b) The execution, delivery and performance of this Agreement by EARF will not result in a breach of or constitute a default (which breach or default has not been properly waived or consented to by the appropriate party prior to Closing) under any agreement, contract, license, debenture or other instrument to which EARF is a party or by which it or any of its property is bound, except to the extent that the effect thereof is not material to the EARF Units or the transactions contemplated by this Agreement;

    (c) The execution, delivery, and performance of this Agreement will not violate (i) to EARF's knowledge, any statute or regulation, or (ii) any order, ruling or decree of any court or governmental authority or agency by which it or any of its property is bound;

    (d) This Agreement constitutes a legal, valid and binding obligation of EARF, enforceable in accordance with its terms,
except   as   may   be   limited   by   bankruptcy,   insolvency,
reorganization,  moratorium  and  similar  laws   and   equitable
principles relating to or limiting creditors' rights generally;

    (e) EARF has not incurred any broker or finder's fees relating to the sale of the Assets to Buyer for which Buyer will be responsible;

    (f) There are no actions, suits or proceedings pending or, to the knowledge of EARF, threatened against EARF which, if adversely determined against EARF, would have a material adverse effect on EARF's ability to perform its obligations under this Agreement;

    (g) EARF has no knowledge of any material default and has not received any notice of material default under any EARF
Contract;

    (h) EARF is not obligated to obtain any consent in order to permit EARF to complete the transactions contemplated by this Agreement;

    (i) There are no claims, proceedings, actions, lawsuits, or governmental investigations in existence or threatened, or contemplated so far as EARF is aware, with respect to the EARF Units, the EARF Contracts, or its interest therein or in the Spares; and

    (j) EARF has, and the Crane Bill of Sale for the EARF Units when executed and delivered to Buyer will convey to Buyer, good and marketable title to the EARF Units, free and clear of all liens, pledges, charges, claims, security interests, encumbrances and liabilities of any kind other than Permitted Liens; provided, however EARF shall promptly pay and discharge all Permitted Liens arising prior to the Effective Date.

     4.3 SFN's Representations and Warranties. SFN represents and warrants to Buyer as of the date hereof the following:

    (a) SFN is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The execution and delivery by SFN of this Agreement and the documents contemplated by this Agreement and the performance of its obligations under such agreements are within the corporate powers of SFN, have been duly authorized by all necessary corporate action and will not contravene any provision of its Articles of Incorporation or Bylaws;

    (b) The execution, delivery and performance of this Agreement by SFN will not result in a breach of or constitute a default (which breach or default has not been properly waived or consented to by the appropriate party prior to Closing) under any agreement, contract, license, debenture or other instrument to which SFN is a party or by which it or any of its property is bound, except to the extent that the effect thereof is not material to the SFN Units or the transactions contemplated by this Agreement;

    (c) The execution, delivery, and performance of this Agreement will not violate (i) to SFN's knowledge, any statute or regulation, or (ii) any order, ruling or decree of any court or governmental authority or agency by which it or any of its property is bound;

    (d) This Agreement constitutes a legal, valid and binding obligation of SFN, enforceable in accordance with its terms,
except   as   may   be   limited   by   bankruptcy,   insolvency,
reorganization,  moratorium  and  similar  laws   and   equitable
principles relating to or limiting creditors' rights generally;

    (e) SFN has not incurred any broker or finder's fees relating to the sale of the Assets to Buyer for which Buyer will be responsible;

    (f) There are no actions, suits or proceedings pending or, to the knowledge of SFN, threatened against SFN which, if adversely determined against SFN, would have a material adverse effect on SFN's ability to perform its obligations under this Agreement;

    (g) SFN has no knowledge of any material default and has not received any notice of material default under any SFN
Contract;

    (h) SFN is not obligated to obtain any consent in order to permit SFN to complete the transactions contemplated by this Agreement;

    (i)       There are no claims, proceedings, actions, lawsuits, or
governmental  investigations  in  existence  or  threatened,   or
contemplated  so  far as SFN is aware, with respect  to  the  SFN
Units, the SFN Contracts, or its interest therein or in the Spares; and

    (j) SFN has, and the Crane Bill of Sale for the SFN Units when executed and delivered to Buyer will convey to Buyer, good and marketable title to the SFN Units, free and clear of all liens, pledges, charges, claims, security interests, encumbrances and liabilities of any kind other than Permitted Liens; provided, however SFN shall promptly pay and discharge all Permitted Liens arising prior to the Effective Date.

     4.4 Sellers' Representations and Warranties. Sellers, jointly and severally, represent and warrant to Buyer as of the Closing Date that they have, and the Spares Bill of Sale when executed and delivered to Buyer will convey to Buyer, good and marketable title to the Spares, free and clear of all liens, pledges, charges, claims, security interests, encumbrances and liabilities of any kind other than Permitted Liens.

     4.5        Buyer's  Representations and  Warranties.   Buyer
represents and warrants to each Seller as of the Closing Date the following:

    (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The execution and delivery by Buyer of this Agreement and the documents contemplated by this Agreement and the performance of its obligations under such agreements are within the corporate powers of Buyer, have been duly authorized by all necessary corporate action and will not contravene any provision of its Articles of Incorporation or By-Laws;

    (b) The execution, delivery and performance of this Agreement by Buyer will not result in a breach of or constitute a default (which breach or default has not been properly waived or consented to by the appropriate party prior to Closing) under any agreement, contract, license, debenture or other instrument to which Buyer is a party or by which it or any of its property is bound, except to the extent that the effect thereof is not material to the transactions contemplated by this Agreement;

    (c) The execution, delivery, and performance of this Agreement will not violate (i) to Buyer's knowledge, any statute or regulation, or (ii) any order, ruling or decree of any court or governmental authority or agency by which it or any of its property is bound;

    (d) This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms,
except   as   may   be   limited   by   bankruptcy,   insolvency,
reorganization,  moratorium  and  similar  laws   and   equitable
principles relating to or limiting creditors' rights generally;

    (e) Buyer has not incurred any broker or finder's fees relating to the sale of the Assets to Buyer for which any Seller will be responsible;

    (f) There are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened against Buyer which, if adversely determined against Buyer, would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement;

    (g) Buyer is not obligated to obtain any other consent in order to permit Buyer to complete the transactions contemplated by this Agreement; and

    (h) Buyer has total assets and annual net sales of less than $100,000,000.

5.        DISCLAIMER OF WARRANTIES.

      EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED BY EACH SELLER IN SECTION 4 HEREOF, SELLERS MAKE NO, AND HEREBY EXPRESSLY DISCLAIM ALL, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, OF EVERY KIND AND NATURE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND REPRESENTATIONS AND WARRANTIES REGARDING QUALITY, CONDITION, VALUE, SUITABILITY, UTILITY, SALABILITY AND PROFITABILITY. BUYER HEREBY ACCEPTS ALL OF THE ASSETS IN "AS IS, WHERE IS" CONDITION.

6.        INDEMNITY.

     6.1 Indemnity by DSC Venture. DSC Venture shall indemnify, defend, save and hold harmless Buyer from and against any liability, loss, costs, expenses, claims or damages (including
without  limitation,  attorneys'  fees  and  court  costs)   (col
lectively,  "Losses")  arising  out  of  (i)  any  breach  of   a
representation  or  warranty  of  DSC  Venture,  and   (ii)   any
liabilities or obligations regarding the DSC Units or the DSC Contracts arising prior to the Closing Date.

     6.2 Indemnity by EARF. EARF shall indemnify, defend, save and hold harmless Buyer from and against any losses arising out of (i) any breach of a representation or warranty of EARF, and
(ii) any liabilities or obligations regarding the EARF Units or the EARF Contracts arising prior to the Closing Date.

     6.3 Indemnity by SFN. SFN shall indemnify, defend, save and hold harmless Buyer from and against any losses arising out of (i) any breach of a representation or warranty of SFN, and
(ii) any liabilities or obligations regarding the SFN Units or the SFN Contracts arising prior to the Closing Date.

     6.4 Indemnity by Sellers. Sellers shall, jointly and severally indemnify, defend, save and hold harmless Buyers from and against any liabilities or obligations regarding the Spares arising prior to the Closing Date.

     6.5 Indemnity by Buyer. Buyer shall indemnify, defend, save and hold harmless Sellers from and against any losses arising out of (i) any breach of a representation or warranty of Buyer, and (ii) any liabilities or obligations regarding the
Assets   arising  after  the  Closing  Date,  including,  without
limitation, obligations and liabilities for payment of sums or performance of obligations after the Closing Date under the Assigned Contracts.

     6.6 Indemnification Coverage. For purposes of this Agreement, the right to indemnification shall extend to the parties hereto and their partners, venturers and affiliates, and each of their owners, directors, officers, employees, representa tives, contractors and agents. All indemnity obligations and liabilities assumed by the parties under the terms of this Agreement, including, without limitation, this Section 6, shall be without monetary limit, and without regard to the cause or causes thereof (including pre-existing conditions or defects), the negligence of any party or parties (whether the negligence be sole, joint or concurrent, active or passive), and the fault or responsibility of any party or parties under any other contract or any statute, rule or theory of law (including, but not limited to, strict liability).

     6.7 Indemnity Procedure. Upon receipt by a party entitled to indemnification pursuant to this Section 6 (the "Indemnified Party") of actual notice of any Losses (as defined in Section 6.1 hereof) with respect to which indemnity may be sought under this Agreement, the Indemnified Party shall promptly notify the party obligated to provide indemnification pursuant to this Section 6 (the "Indemnifying Party") in writing of such Losses. Failure by the Indemnified Party to provide such notification to the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability which the Indemnifying Party may have on account of this Agreement or otherwise, except to the extent the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense of any such action related to the Losses, including the employment of counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such action related to the Losses (including any impleaded parties) include the Indemnified Party and the Indemnifying Party and the Indemnifying Party has not employed counsel to defend the Indemnified Party for those claims to which the Indemnified Party is entitled to indemnification. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) settle, compromise or consent to the entry of any judgment and/or otherwise seek to terminate any pending or threatened action with respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of the Indemnified Party from all potential Losses arising out of such action. The Indemnifying Party shall reimburse the Indemnified Party for all Losses as they are incurred in connection with the Indemnified Party's rights under this Agreement.

     6.8 Definition. The word "arising" as used in Section 2.2(b) and Sections 6.1 through 6.5 also refers to the date of the event, occurrence or cause of action giving rise to the liability or obligations and not to the date when such claim or demand is made or the suit is brought.

7.        SURVIVAL.

      Notwithstanding anything to the contrary herein, express or implied, the representations and warranties contained in Section 4 hereof, and the indemnity obligation contained in Section 6 hereof, are relied upon by Buyer and Sellers as being true and shall survive the date hereof for the benefit of the parties for a period of four years.

8.        TAXES.

     Ad valorem and/or personal property taxes for the Assets for calendar year 1996 shall be the liability of and shall be paid by each respective Seller thereof. Such taxes accruing from and after the Effective Date shall be the liability of and shall be paid by Buyer.

9.        CONFIDENTIALITY.

     Except to the extent required in connection with any governmental, federal securities laws or stock exchange disclosure or obtaining any governmental or lender approvals or as otherwise required by law, the parties hereto agree not to disclose any of the terms of this Agreement and the terms of the documents contemplated by this Agreement to any person without the prior written consent of the other parties hereto. Buyer agrees to maintain the confidentiality of all information it obtains pursuant to its due diligence review hereunder, and Buyer will not use such information for any purpose other than evaluating the purchase and sale transaction contemplated hereby. Specifically, except as and to the extent required by law, Buyer shall not disclose or use, and it shall cause it representatives not to disclose or use, any Confidential Information (as defined below) with respect to the Sellers or the Assets furnished, or to be furnished, by the Sellers or their respective representatives to Buyer or its representatives, or otherwise obtained by Buyer or its representatives from Sellers or their representatives, in connection with Buyer's due diligence inspection of the Assets at any time or in any manner other than in connection with its evaluation of the transaction described herein. "Confidential Information" means any information about the Assets or the Sellers obtained by Buyer; provided that it does not include information that Buyer can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Buyer or its representatives or (ii) is obtained by Buyer from a source other than the Sellers, provided that such source was not bound by a duty of confidentiality with respect to such information. If this Agreement is terminated as a result of Buyer's rejection of the condition of the Assets as set forth in
Section 1 hereof, Buyer shall promptly return to the Sellers any Confidential Information in its possession.

10.       MISCELLANEOUS CLAUSES.

     10.1      Entire Agreement.  This Agreement sets forth the entire
understanding  of  the  parties  hereto  with  respect   to   the
transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by all of the parties hereto. Any and all previous agreements and understand ings between or among any or all of the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement including, without limitation, that certain letter of intent dated November 12, 1996 by and among the parties hereto.

     10.2 Assignment. This Agreement may only be assigned by a party with the prior written consent of the other party hereto; provided, however the Buyer may direct the Sellers to deliver the Bills of Sale to any one or more affiliates of Buyer. Subject to the foregoing, all of the terms and provisions of this Agreement
shall  be  binding  upon,  inure  to  the  benefit  of,  and   be
enforceable by the successors and assigns of Sellers and Buyer.

     10.3 Waiver. A benefit, right or duty provided by this Agreement shall be deemed waived only by a writing expressly referring to this Agreement that is signed by the party entitled to the benefit thereof. The waiver in one instance of any act, omission, condition or requirement shall not constitute a continuing waiver unless specifically so stated in the aforesaid written waiver.

     10.4 Notices. All communications under this Agreement shall be made in writing to the respective addresses set forth below, or such other addresses as may be designated in writing by notice given hereunder. Such communications shall be deemed to have been duly given if either delivered personally or by air courier
service,  sent  by  facsimile,  or  mailed  by  postage   prepaid
registered or certified U.S. mail, return receipt requested. All communications under this Agreement shall be effective upon personal delivery or facsimile transmission, or deposit in the U.S. mail or with an air courier service. Until changed pursuant to the terms hereof, the respective addresses for the parties are as follows:

          Neil F. Lampson, Inc.
          607 East Columbia Drive
          Kennewick, Washington 99336
          Attention:  William N. Lampson, President
          Facsimile: (509) 586-0825

          Dayton-Scott Equipment Company
          4546 Southwest Freeway, Suite 181
          Houston, Texas 77027
          Attention:  Robert S. Dayton, President
          Facsimile: (713) 621-2443

          Equipment Asset Recovery Fund
          1900 W. Loop S., Suite 1800
          Houston, Texas 77027
          Attention:  Steven A. Webster, General Partner
          Facsimile: (713) 623-8103

          SFN Corporation
          4546 Southwest Freeway, Suite 181
          Houston, Texas 77027
          Attention:  Robert S. Dayton, President
          Facsimile: (713) 621-2443

          DSC Venture
          c/o Equipment Management, Inc.
          Three World Financial Center, 29th Floor
          New York, New York 10285
          Attention:  Daniel M. Palmier
          Facsimile: (212) 528-9696

     10.5 Governing Law and Venue. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas, without giving effect to any conflict of law rules or provisions. Except as may be required by applicable law, each party hereto agrees that any suit, action or other proceeding arising out of this Agreement shall be brought and litigated only in the State or Federal courts located in Harris County, Texas, and each party hereto hereby irrevocably consents to personal jurisdiction and venue in any such court and hereby waives any claim it may have that such court is an inconvenient forum for the purposes of any such suit, action or other proceeding. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address of such party first above written, or such other address designated to the preceding Section 10.4.

     10.6 Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts (i) to take or cause to be taken such action,
(ii) to execute and deliver or cause to be executed and delivered such additional documents and instruments, and (iii) to do or cause to be done all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     10.8 Severability. If any one or more of the provisions of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part hereof.

     10.9 Attorneys' Fees. If any litigation is commenced between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

     BUYER:                   NEIL F. LAMPSON, INC.,
                              a Washington corporation



                              By:   /s/ William N. Lampson
                                        William N. Lampson, President


     SELLERS:                 DSC VENTURE,
                              a Texas joint venture

                              BY:  EQUIPMENT ASSET RECOVERY FUND,
                                   Venture Manager

                                   By:   EQUIPMENT  MANAGEMENT, INC.,
                                         General Partner



                                          By: /s/ Moshe Braver
                                                  Moshe Braver


                              EQUIPMENT ASSET RECOVERY FUND,
                              a Texas limited partnership



                              By:  /s/ Steven A. Webster
                                       Steven A. Webster,
                                       General Partner


                              SFN CORPORATION,
                              a Texas corporation



                              By:  /s/ Robert S. Dayton
                                       Robert  S. Dayton,  President



                                  EXHIBIT "A"

                       MANITOWOC CONSTRUCTION CRANE FLEET

                     Model and         Serial Location
                     Capacity            No.

   DSC Units     4100W S-2, 230 Ton    41311  Baytown, TX

                                       41357  Grand Prairie, TX
                                       41417  Erath, LA
                                       41443  Westlake, LA
                                       41505  Mountainburg, AR
                                       41629  Westlake, LA

                 4100W, 200 Ton        41423  Westlake, LA
                                       41452  Houma, LA

                 Ringer, 300 Ton       10175  Three Rivers, TX
                                       10224  Altamira, Mexico
                                       10261  Westlake, LA

                 4100W Tower           13111  Duluth, MN

                 4000W, 150 Ton        40507  San Diego, CA
                                       40546  Pearland, TX
                                       40586  Channelview, TX
                                       40597  Sugar Creek, MO
                                       40605  Houma, LA
                                       40616  Houma, LA
                                       40625  Tulsa, OK
                                       40641  Houma, LA
                                       40643  Westlake, LA
                                       40650  Houma, LA
                                       40672  Lolita, TX
                                       40692  Houma, LA
                                       40694  Houma, LA
                                       40696  San Diego, CA
                                       40707  Hamilton, MS

                 4000W Tower           13009  Pearland, TX
                                       13055  Jackson, MS

                 3900, 100 Ton        391131  Fourchon, LA
                                      391156  Westlake, LA
                                      391159  Venice, LA
                                      391168  Pelican Island,
                                              TX
                                      391177  Atlanta, GA
                                      391186  Intracoastal
                                              City, LA
                                      391208  San Diego, CA
                                      391240  Houma, LA
                                      391243  Amelia, LA

  EARF Units     4100W S-2, 230 Ton   41547  Westlake, LA

                                      41556  Three Rivers, TX
                                      41594  Mountainburg, AR

                 4000W, 150 Ton       40646  Houma, LA
                                      40688  Enterprise, MS
                                      40708  Hamilton, MS

                 3900, 100 Ton        391206  Norman, OK
                                      391219  San Antonio, TX
                                      391238  Baytown, TX

   SFN Units     4000W, 150 Ton       40697  Phoenix, AZ
                                      40714  Westlake, LA

                 4000W Tower          13220  Pearland, TX

                 3900                 391221  Venice, LA
                                      391228  San Antonio, TX


                                  Exhibit "B"

                             SPARE PARTS INVENTORY


YARD - PEARLAND, TX


YARD INVENTORY - AREA 1

1 - Gantry crossover sheaves
1 - Equalizer link
1 - Used boom hoist cable 4000W
4 - 40' pendants
1 - Gantry crossover sheaves
2 - Equalizer links
1 - Used boom hoist cable
1 - 30' #22 Boom Butt
4 - 10' pendants
1 - Used boom hoist cable
1 - 10' #22 boom insert w/ pendants
3 - Equalizer adapters for #27 boom
2 - Mast straps for 4000W tower
1 - 30' #122 Jib top
1 - 4100W Tower ferris wheel w/ masts stops legs and pendants
2 - 4000W Tower latches
1 - 4100W Tower hold back
1 - Box of misc. parts for 3900 auxiliary drum
1 - Sheave assembly for ringer boom carrier
1 - 4100W Tower hold back
1 - #22 boom top cable guide (no sheaves)
1 - Home made upper cable guide for #22 boom
12 - rolls of misc. cables
2 - Block sheaves for S2 load block
3 - 3 Sheave adapters for #27 boom top
2 - 3 Sheave adapters for 300 ton load block
1 - Single sheave adapter for #22 OT boom top
2 - 3"x 4'x 8' Steel plates
1 - Used roller for ringer boom carrier
1 - Universal anchor joint
1 - 40' #27 Boom Insert
1 - 10' #122A Boom Insert
3 - Spools of used cable for ringer BH, LL, SEC
5 - Spools of cable from Ringer S/N 10224
2 - Becket and wedges (1-1 1/8"- 1 1/4" Johnson, 1-part #15865C)
1 - #27 40' Boom insert with pins
1 - #122 10' Jib insert
1 - Bent back stay leg
Miscellaneous pendants
2 - 10' #123 Jib Inserts



YARD INVENTORY - AREA 2

1 - 10' #8 boom insert no pendants
6 - 30' #8 boom inserts, no pendants
3 - 30' #8 boom inserts w/pendants no pins
(No boom bolts for above boom)



YARD INVENTORY - AREA 3

1 - Stack of misc. carbody steps
1 - Used load drum for 4100W
1 - Roll Cable - Used
1 - Stack steel plates
2 - 4000W boom hoist drums (used)
1 - Stand for 3900 auxiliary drum
4 - Adapters for ringer to carbody screw jack beams
5 - Sets 4100W whip line drum lagging
1 - Tumbler axle
1 - Hydraulic 3rd drum
1 - 300 Ton hook block (hook missing)
4 - #22 Boom point sheave dividers
1 - Pallet of 4000W boom hoist drum lagging
4 - 4 1/2 offset links for 4600 boom
1 - 4100W Equalizer frame
1 - Power down tank for 3900
1 - Stack boom cable roller
3 - S2 block, 5 or 6 sheave adapters
1 - Set 300 ton block adapter
1 - 3900 spreader bar
2 - #22 boom spreader bars - 2 more missing parts
1 - Misc. cab and car body steps/ 4100W
1 - Cable guard for #22 boom top
2 - Cheet weights for single sheave load block
1 - 100 Ton load block
1 - 200 Ton load block


SHOP

1 - Box Hydraulic 3rd drum parts
1 - Pallet jib pins
2 - Crane seats
1 - Boom point sheave shaft
1 - Deck gear (Used)
1 - Hydraulic 3rd drum unit (Poor)
4 - Air cylinder for boom stop #27 boom
1 - Pallet miscellaneous clutch and brake linings
6 - Gantry sheaves
4 - #22 Boom stop air cylinder
1 - 4000W Rear cab door
1 - 4000W Deck cover
7 - Miscellaneous mainshaft spiders
2 - Swing shaft spider 3900
6 - Boom hoist spiders
1 - Set mainshaft clutches old - 4
1 - Set mainshaft clutches new - 2
6 - Engine fans
3 - Exhaust flex pipes
1 - Muffler pipe (roof)
1 - Set equalizer pennant links 4100W
1 - Lot miscellaneous wedge and sockets
8 - Miscellaneous pendants top links for boom top
1 - Miscellaneous air cylinder
1 - Pallet miscellaneous clutch linings (18)
1 - Pallet miscellaneous off links, Jib 5 + 10 degrees
4 - Main shaft slingers (sides)
1 - Pallet misc. becket + wedges - pins and bolts etc.
1 - Pallet misc. chain links -  new and used
1 - Lot miscellaneous sheaves - 30
4 - Hook rollers - 3900



CONEX

1 - Set transmission case chains
1 - 4100W Boom hoist drive chain
1 - Boom hoist drive pinion
1 - Swing shaft air cylinder (new)
2 - 3900 Hook roller
1 - 4100W Hook roller
3 - Miscellaneous load ball swivels
1 - Slide pinion
1 - New boom hoist pinion
2 - Used converter positioner air cylinder
1 - Transmission jack (new)
2 - New cable load indicator
1 - Miscellaneous lot flex air valves
1 - Grease hose reel and hose
1 - Battery charger
2 - Boom angle indicator
1 - Transmission case chain
3 - 76605 Bushings brass
7 - Miscellaneous chain case seals
1 - 4100W (deck) air swivel
1 - No pack cylinder - 3900
2 - Cables for drum rotation indicators
1 - Box misc. main shaft parts
1 - Boom hoist controller
1 - Compensator valve
1 - Hydraulic 3rd drum pump


WEST YARD

2 - 4100W Upper boom point cable guide (no sheaves)
3 - 10' #123 Jib Inserts
1 - Lot miscellaneous pendants
3 - 30' #8 boom inserts - 1 with J.L.
1 - #122 Jib pendent strut
1 - 30' #122 Jib butt
1 - 20' #8 insert no pendants
1 - 30' #8 insert with pendants no pins
1 - 40' #27 Boom insert
1 - 30'#8 insert with pendants
1 - 4000W Gantry frame (bent)
1 - 40' #22 insert no pendants with jib lugs no pins
1 - 40' #22 insert with tower rails and pendants
5 - 30' #8 insert no pendants
1 - 10' #8 insert no pendants
1 - 20' #22 Insert no pendants
1 - Upper cable guide 3900
1 - Set drum lagging 4100 whip line
1 - 20' #22 insert no pendants
1 - 10' #123 Jib insert and pendants
2 - #123 Jib struts (Bad)
1 - #123 Jib butt no pendants
1 - #123 Jib point no pendants
4 - #123 Jib points damaged (Bad)
1 - 40' #27 insert
1 - 10' #8 insert no pendants
1 - 30' #8 insert no pendants
1 - 40' #123 Jib Complete
1 - 30' #8 insert with pendent (with jib lugs)
1 - 20' #8 insert with pendent (with jib lugs)
1 - 30' #8 insert with pendants
1 - 3900 Spreader bar
2 - 4000W Tower attachments Complete
1 - 300 Ton Ringer load block with sister hook
1 - #27 boom point sheave adapter
1 - #27 mast top (no parts)
4 - 40' #22 boom pendants
1 - Roll Ringer boom cable (7/8") (Used)
1 - Roll Ringer load cable (1-1/8") (Used)
2 - 4100W gantry top rollers
2 - 4100W equalizer pendant pins




NOTE:  1 - 40' #27 boom insert at Coastal Equipment, Birmingham,
AL
                          EXHIBIT "C"

                          BILL OF SALE


      __________________,  a  ________________  ___________  (the
"Seller"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has and does hereby bargain, sell, convey, assign and transfer to NEIL F. LAMPSON, INC., a Washington corporation (the "Buyer"), pursuant to that certain Asset Purchase and Sale Agreement dated November ____, 1996, between the Seller and the Buyer (the "Purchase Agreement") all of the Seller's right, title and interest in and to the equipment described on the attached Schedule (the "Assets"). All capitalized terms not otherwise defined in this Bill of Sale shall have the meanings assigned to those terms in the Purchase Agreement.

      The Seller represents and warrants that it has, and this Bill of Sale when delivered to the Buyer will convey to the Buyer, good title to the Assets, free and clear of all liens, pledges, claims, charges, encumbrances, and liabilities of any kind other than Permitted Liens.

      TO HAVE AND TO HOLD, all and singular, the Assets to the Buyer, its successors and assigns, forever.

      IN WITNESS WHEREOF, this Bill of Sale is executed effective the ____ day of January, 1997.
                                   SELLER:




                                   BY:
                                       NAME:
                                       TITLE:


                           Exhibit "D"


                  RENTAL AND LEASE AGREEMENTS,
           ACCOMPANYING LESSEE INSURANCE CERTIFICATES,
              PURCHASE ORDERS AND RELATED DOCUMENTS


Model   Serial Number    Lessee                     R-File Number

4100W S2  41311          KCI Constructors, Inc.           2742

          41357          Austin Commercial                2690

          41417          WHC, Inc.                        2735

          41443          ABB Lummus Global, Inc.          2716

          41505          American Tank and Vessel         2753

          41547          ABB Lummus Global, Inc.          2733

          41556          American Tank and Vessel         2739

          41594          Union Carbide                    2756

          41629          ABB Lummus Global, Inc.          2718

4100W     41423          ABB Lummus Global, Inc.          2714

          41452          Gulf Island Fabrication          2659

Ringers   10175          American Tank and Vessel         2739

          10224          Shell (Pecten)                   2722

          10261          ABB Lummus Global, Inc.          2715

4000W     40507          Western Summit
                         Constructors, Inc.               2748

          40546

          40586          Solar Turbines                   2703

          40597          Newberg/Perini                   2639

          40605          Gulf Island Fabrication          2413

          40616          Gulf Island Fabrication          2164

4000W     40625          Centric-Jones Co.                2759

          40641          Gulf Island Fabrication          1734

          40643          ABB Lummus Global, Inc.          2712

          40646          Gulf Island Fabrication          1586

          40650          Gulf Island Fabrication          1833

          40672

          40688          Ranger Plant                     2743

          40692          Gulf Island Fabrication          2065

          40694          Gulf Island Fabrication          1815

          40696          Western Summit Constructors Co.  2749

          40697          Kiewit Western                   2702

          40707          Brown & Root, Inc.               2741

          40708          Brown & Root, Inc.               2740

          40714          ABB Lummus Global, Inc.          2737

4100W
Tower     13111          Chellino Crane Service, Inc.     2754

4000W
Towers    13009

          13055

          13220

3900      391131         Ambar Fluids, Inc.               2440

          391156         ABB Lummus Global, Inc.          2711

          391159         Ambar Fluids, Inc.               2439

3900      391168         Ambar Fluids, Inc.               2687

          391177         Elion Concrete, Inc.             2658

          391186         Ambar Fluids, Inc.               2466

          391206         Flintco, Inc.                    2692

          391208         Western Summitt Constructors Co. 2752

          391219         J. T. Vaughn Constructors        2751

          391221         Baker Hughes Inteq               2694

          391228         T.M. Davis Construction, Inc.    2757

          391238         KCI Constructors, Inc.           2746

          391240

          391243         McDermott Shipbuilding, Inc.     2724


                          EXHIBIT "E"


              ASSIGNMENT AND ASSUMPTION AGREEMENT



      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into this ____ day of January, 1997, by and between ________________, a _________ __________ ("Seller"), and NEIL F.
LAMPSON, INC., a Washington corporation ("Buyer").


      IN CONSIDERATION of the mutual covenants and agreements set forth below, Seller and Buyer agree as follows:

     (a) Introduction. Seller and Buyer have entered into that certain Asset Purchase and Sale Agreement dated November ____, 1996 (the "Purchase Agreement"). This Agreement effectuates the assignment by Seller to Buyer of certain agreements, and the
assumption   by   Buyer  from  Seller  of  all  liabilities   and
obligations of Seller under such agreements, as contemplated by the Purchase Agreement. All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to those terms in the Purchase Agreement.

     (b) Assignment and Assumption. Subject to the Purchase Agreement, Seller hereby assigns, transfers and conveys to Buyer all of Seller's rights, title and interest in and to the Assigned
Contracts   of   Seller,  including,  without   limitation,   the
agreements and other instruments of Seller listed on the attached Schedule, and Buyer hereby assumes and agrees with Seller to fulfill and carry out, as of the Effective Date, all liabilities, obligations, duties, terms and conditions of and applicable to Seller under the Assigned Contracts to the extent they arise or are to be first performed from and after the Effective Date.

     (c)       Miscellaneous.

          (i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

          (ii) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any conflict of law rules or provisions.

          (iii) Effective Date. This Agreement shall be effective as of the Effective Date.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized representatives on the day and year first written above.


          SELLER:


                                        By:
                                        Name:
                                        Title:


          BUYER:                        NEIL F. LAMPSON, INC.


                                        By:
                                        Name:
                                        Title:


                                  Exhibit "F"

                                ESCROW AGREEMENT


      This Escrow Agreement ("Agreement") is entered into this 20th day of November, 1996, by and among Neil F. Lampson, Inc., a Washington corporation ("Lampson," sometimes hereafter referred to as "Buyer"), DSC Venture, a Texas joint venture ("DSC Venture"), Equipment Asset Recovery Fund, a Texas limited partnership ("EARF") and SFN Corporation, a Texas corporation ("SFN") (DSC Venture, EARF and SFN are referred to hereafter collectively as the "Seller"), and Gardere Wynne Sewell & Riggs, L.L.P., a Texas limited liability partnership ("GWS&R").


                            Recitals

     (1) Buyer and Seller have entered into that certain Asset Purchase and Sale Agreement (the "Purchase Agreement") of even date herewith, pursuant to which Lampson, subject to certain terms and conditions, has agreed to purchase and DSC Venture, EARF and SFN have agreed to sell certain Manitowoc construction cranes, towers, ringers and related spare parts.

     (2) Pursuant to the provisions of Section 3 of the Purchase Agreement, Buyer is obligated to deliver the sum of $1,500,000 as earnest money (the "Earnest Money") to GWS&R, as escrow agent, on the date of the Purchase Agreement.

     (3) This Agreement is being entered into by and among Buyer, Seller, and GWS&R in order to set forth the rights, duties, liabilities and obligations of GWS&R with respect to the Earnest Money.


                           Agreement

      NOW,  THEREFORE,  for and in consideration  of  the  mutual
covenants,  conditions  and  agreements  contained  herein,   the
parties hereto agree as follows:


     (1) Appointment and Acceptance by Escrow Agent. Buyer and Seller hereby jointly select and designate GWS&R to act as the escrow agent pursuant to Section 3 of the Purchase Agreement. GWS&R hereby accepts such appointment on and subject to the specific terms, conditions and provisions contained in this Agreement.

     (2) Relationship of Parties. It is hereby acknowledged and agreed by all of the parties hereto that GWS&R is representing, and will continue to represent, Seller in connection with all of the transactions contemplated by the Purchase Agreement. Nothing contained herein shall imply, or be construed to imply, that GWS&R is providing any legal services for or on behalf of Buyer. It is specifically understood and acknowledged that GWS&R's sole obligations to Buyer shall be those which are specifically set forth herein. The parties hereto acknowledge that GWS&R is acting, at the special instance and request of Seller, in its capacity as the legal representative of Seller, subject to the specific contractual limitations contained herein with respect to delivery of the Earnest Money. GWS&R is not being compensated in the form of any escrow fee in connection with the fulfillment of its obligations hereunder.

     (3) Deposit of Earnest Money, Notice of Acceptance of Earnest Money. Pursuant to the provisions of Section 3 of the Purchase Agreement, on the date hereof, Buyer shall deliver the sum of $1,500,000 to GWS&R in its capacity as escrow agent. Immediately upon its receipt of such $1,500,000, GWS&R shall give written notice of such receipt to Buyer by facsimile.

     (4) Investment of Earnest Money. During the term of this Agreement, the Earnest Money shall be held in the GWS&R Trust
Account, shall be invested only in securities, instruments, certificates of deposit or accounts with Bank One, Texas, N.A. Houston or NationsBank of Texas, N.A. All interest earned on the Earnest Money shall be deemed to be a part of the Earnest Money, except as otherwise provided herein.

     (5)       Delivery of Earnest Money.  The ultimate rights of
Seller and Buyer to receive the Earnest Money shall in all respects be governed by and determined in accordance with the following:

          (a) Upon Closing of the transactions contemplated in the Purchase Agreement, GWS&R shall pay the Earnest Money over to Buyer or, upon the written instruction of Buyer, to Sellers to be applied against the Purchase Price under the Purchase Agreement.

          (b)      If the Purchase Agreement is terminated pursuant to
     Section 1 of the Purchase Agreement, then GWS&R shall immediately upon demand by Buyer pay over to Buyer the Earnest Money.

          (c) Notwithstanding anything herein to the contrary, in the event of any dispute between Buyer and Seller relating to entitlement to the Earnest Money, GWS&R shall have no obligation whatsoever to deliver the Earnest Money to either Buyer or to Seller unless and until:

               (i) GWS&R has received, in form and substance reasonably satisfactory to GWS&R, a written instrument signed by Buyer and Seller jointly directing and authorizing GWS&R to deliver the Earnest Money in accordance with the terms thereof; or

               (ii) a court of competent jurisdiction has ruled in the form of a final judgment directing and authorizing GWS&R to deliver the Earnest Money in accordance with the terms thereof.

     Notwithstanding the foregoing, it is specifically understood and agreed that, should any dispute or other disagreement arise between Buyer and Seller with respect to who is entitled to receive the Earnest Money, at any time hereafter, GWS&R shall have the right to petition any court of competent jurisdiction requesting such dispute to be resolved by such court of competent jurisdiction and GWS&R shall specifically have the right, in connection therewith, to interplead or otherwise deliver the Earnest Money into the registry of such court. In the event of a dispute over entitlement of the Earnest Money, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs of court, as well as any costs, expenses or liability paid in connection with indemnification of the escrow agent hereunder.

     (6) Successor Escrow Agents. GWS&R may at any time resign by giving notice in writing to Buyer and Seller, and shall be discharged from its duties under this Agreement on the first to occur of the appointment of a successor escrow agent or the expiration of thirty (30) calendar days after such written notice
is  given.   In the event of any resignation, a successor  escrow
agent, which shall be an insured state or national bank with trust powers and whose principal office is in Houston, Texas, must be appointed within thirty (30) days by Buyer, subject to the reasonable approval of Seller. The successor escrow agent shall deliver to Seller, Buyer and GWS&R a written instrument accepting appointment under this Agreement and thereupon it shall succeed to all of the rights and duties of GWS&R under this Agreement and shall be entitled to receive the Earnest Money then held by GWS&R under this Agreement. If a successor escrow agent has not been selected by Buyer and approved by Seller within thirty (30) calendar days after notice of the resignation of
GWS&R hereunder, then Seller shall have the right, for an additional thirty (30) calendar days, to appoint a successor escrow agent, which shall be an insured state or national bank with trust powers and whose principal office is in Houston,
Texas,  subject  to  the  reasonable approval  of  Buyer.   If  a
successor escrow agent has not been appointed by Seller and approved by Buyer within such additional thirty (30) calendar day period, then, at any time thereafter, GWS&R shall have the express right to interplead or otherwise deliver the Earnest Money into the registry of any court of competent jurisdiction requesting such court to determine who should be entitled to receive the Earnest Money in accordance with the terms of this Agreement. The indemnity provisions contained herein in favor of
GWS&R   shall  survive  resignation  of  GWS&R  as  escrow  agent
hereunder.

     (7)       Rights, Privileges, Immunities and Liabilities  of
Escrow Agent. The following provisions shall govern the rights, privileges, immunities and liabilities of GWS&R, in its capacity as recipient of the Earnest Money:

          (a) Except for this Agreement, GWS&R is not a party to, and is not bound by, any agreements between Seller and Buyer, including, without limitation, the Purchase Agreement or any Definitive Agreement.

          (b) In the event GWS&R becomes involved in litigation or threatened litigation in connection with this Agreement or the Earnest Money, including, without limitation, litigation arising as a result of the release of the Earnest Money by GWS&R to any party hereto, Seller and Buyer agree, jointly and severally, to indemnify and save GWS&R harmless from and reimburse GWS&R for all losses, costs, damages, expenses and attorneys' fees suffered or incurred by GWS&R as a result thereof and such losses, costs, damages, expenses and attorneys' fees shall be reimbursed to GWS&R as incurred by GWS&R. The indemnity contained herein shall include all legal fees and other costs incurred by GWS&R in connection with any interpleader or other action instituted by GWS&R which may be necessary to obtain a judicial determination of the rightful recipient of the Earnest Money.

          (c) GWS&R shall be protected in acting on any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document, including, without limitation, any written notice from Buyer or Seller, which GWS&R in good faith believes to be genuine and what it purports to be.

          (d) GWS&R shall not be liable for anything which it may do or refrain from doing in connection herewith provided that it acts in good faith.

          (e) GWS&R may consult with legal counsel in the event of any dispute or question as to the construction of any provision of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of its counsel.

          (f) In the event of any disagreement resulting in adverse claims or demands being made in connection with the Earnest
     Money, or in the event that GWS&R, in good faith, shall be in doubt as to what action it should take hereunder, GWS&R may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in such event, GWS&R shall not be or become liable in any way or to any person for its failure or refusal to act, and GWS&R shall be entitled to continue to so refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested parties and GWS&R shall have been so notified in a written instrument signed by all such parties. The rights of GWS&R under this paragraph are cumulative to all other rights it may have at law or otherwise.

          (g) GWS&R, on delivery of the Earnest Money either to a successor escrow agent or to Buyer and/or Seller pursuant to the terms of this Agreement, shall be discharged from any further obligations hereunder.

     (8) Notices. Any notice permitted or required to be given under the terms of this Agreement shall be in writing, may be given by facsimile or mail (unless otherwise specified herein), and shall be deemed given when received by the party to whom it is directed or, if sooner, 5 business days after deposited in the United States Mail, certified or registered, return receipt requested, with postage prepaid, and addressed to the party to be
notified  at  the  appropriate  address  specified  below.    The
addresses of the parties are as follows:

      Seller:       DSC Venture, Equipment Asset Recovery Fund, and SFN
                     Corporation
                    4645 Southwest Freeway, Suite 181
                    Houston, Texas 77027
                    Attention:  Mr. Robert S. Dayton
                    Facsimile No. 713/621-2443
                    Telephone No. 713/627-7710


  with a copy to:   Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention:  Mr. N.L. Stevens III
                    Facsimile No. 713/308-5807
                    Telephone No. 713/308-5774


     Buyer:         Neil F. Lampson, Inc.
                    607 East Columbia Drive
                    Kennewick, Washington 99336
                    Attention: William N. Lampson, President
                    Facsimile No. 509/586-0825
                    Telephone No. 509/586-0411


     GWS&R:         Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention:  Mr. N.L. Stevens III
                    Facsimile No. 713/308-5807
                    Telephone No. 713/308-5774

The above addresses may be changed by any party by notice given in the manner provided in this Paragraph 8.

     (9) Effect of Agreement. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties hereto
and  their  respective  successors and assigns.   Any  term  used
herein but not defined herein shall have the meaning ascribed to it in the Acquisition Agreement.

     (10) Applicable Law and Jurisdiction. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws thereof. Each party hereto agrees that any suit, action or other proceeding arising out of this Agreement shall be brought and litigated only in the state or federal courts located in the County of Harris, State of Texas and each party hereto hereby irrevocably consents to personal jurisdiction and venue in any such court and hereby waives any claim it may have that such court is an inconvenient forum for the purposes of any such suit, action or other proceeding. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address of such party specified herein.

     (11) Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


      Witness the execution hereof as of the day and year first above written.


                                   NEIL F. LAMPSON, INC.


                                   BY:
                                      NAME:
                                      TITLE:


                                   DSC VENTURE


                                   BY:
                                      NAME:
                                      TITLE:


                                   EQUIPMENT ASSET RECOVERY FUND


                                   BY:
                                      NAME:
                                      TITLE:


                                   SFN CORPORATION


                                   BY:
                                      NAME:
                                      TITLE:


                                   GARDERE WYNNE SEWELL & RIGGS,
                                    L.L.P.


                                   BY:
                                      NAME:
                                      TITLE: